AMENDED AND RESTATED PROMISSORY NOTE

June 4, 2010                                  $18,000,000.00

        This Amended and Restated Promissory Note (this "Note") is made as of the date set forth above by SAVB HOLDINGS, LLC, a Georgia limited liability company, whose address for notice is Attn: John Helmken, 25 Bull Street, Savannah, Georgia 31401, as maker (hereinafter, the "Maker"), in favor of LEWIS BROADCASTING CORPORATION, a Georgia corporation, whose payment address and address for notice is Attn: Charles E. Izlar, 9505 Abercorn Street, Savannah, Georgia 31406, as holder and administrative agent on behalf of the participating lenders under that certain Participation Agreement of even date herewith between Lewis Broadcasting Corporation and Colonial Group, Inc. (the "Holder"), and amends and restates that certain Promissory Note dated September 29, 2009 made by Maker in favor of Holder (the "Original Note").

The proceeds of this Note shall be used by Maker to (1) retire the indebtedness evidenced by that certain Amended and Restated Promissory Note dated May 22, 2009 between Maker and Lewis Broadcasting Corporation in the original principal amount of $13,500,000, (2) purchase foreclosed real property identified in Exhibit A attached hereto ("Purchased OREO"), and (3) purchase a loan portfolio comprised of promissory notes (the "Purchased Notes"), the collateral documents securing such promissory notes and the loan documents related or ancillary thereto, all as identified on Exhibit B attached hereto.

Maker's performance under this Note is secured by that certain Security Agreement of even date herewith between Maker and Holder (the "Security Agreement"), which grants Holder a security interest in, inter alia, (a) the Purchased OREO and all real property previously acquired by Maker and listed on Exhibit B of the Security Agreement (the "Previously Acquired OREO") (the Purchased OREO and the Previously Acquired OREO, collectively, the "Collateral OREO"), as well as (b) the Purchased Notes and the promissory notes previously purchased by Maker and listed on Exhibit C of the Security Agreement (the "Previously Acquired Notes") (the Purchased Notes and the Previously Acquired Notes, collectively, the "Collateral Notes").

Now, therefore, for value received and on the terms set forth in this Note, Maker promises to pay to the order of Holder at the address for Holder set forth above or at such other place as the Holder hereof may from time to time designate in writing, the principal sum of Eighteen Million Dollars ($18,000,000.00), plus interest as set forth below at the rate or rates set forth below, determined daily, in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private.

1.	Payments.

(a)	Payment at Maturity. Maker shall pay to Holder all outstanding principal and accrued but unpaid interest hereunder on or before September 29, 2012 (the "Maturity Date").

(b)
Mandatory Monthly Payments. On the fifth (5th) day of each calendar month during the term of this Note, Maker shall pay to Holder as principal payments, in addition to the monthly payment of interest and the Administrative Fee due under this Note (each as described below), the sum of:

(1)	All principal payments received by Maker on the Collateral Notes during the immediately preceding calendar month;

(2)	All net sales proceeds received by Maker during the immediately preceding calendar month from Maker's sale of any underlying collateral securing the Collateral Notes;

(3)	All net sales proceeds received by Maker during the immediately preceding calendar month from Maker's sale of Collateral OREO;

(4)
An amount equal to any accounting action taken by Maker that results in a reduction in the principal amount shown as due with respect to any Collateral Note during the immediately preceding calendar month, as reflected on Maker's internal books and records;

(5)	An amount equal to the total reduction in the fair market value of the Collateral OREO, as reflected on Maker's internal books and records;

(6)
All payments received by Maker or any affiliate of Maker (including, without limitation, Harborside Community Bank) from any federal or state governmental agency or authority or other regulatory body relating to the Collateral Notes or the Collateral OREO; and

(7)
A fee in the amount of five hundred dollars ($500.00) each month as payment to Lewis Broadcasting Corporation for the administration costs relating to the Participation Agreement between the participating lenders (the "Administrative Fee").

For purposes of this Section 1(b), "net sales proceeds" means the gross sales proceeds from the sale of any Collateral OREO, or underlying collateral securing the Collateral Notes, less any real estate commission or other closing costs not paid to Maker or any affiliate of Maker. Each monthly payment shall be accompanied by a certificate, in the form attached hereto as Exhibit C, executed by an officer of Maker setting forth the amounts of principal payments received, proceeds received, write-offs taken and the amount of fair market value reduction recognized by Maker with respect to Maker's payment obligations under this Section 1(b) during the immediately preceding calendar month.

2.	Variable, Monthly Interest Payments.

(a)
Maker shall pay interest to Holder in arrears on a monthly basis. Each monthly interest payment shall be due on or before the fifth (5th) day of each calendar month. The first monthly interest payment shall be due and payable on or before October 5, 2009, and shall include interest accrued from the date of this Note through and including September 30, 2009. Thereafter, each of the remaining monthly interest payments shall be due and payable on or before the fifth (5th) day of each month immediately following thereafter.

(b)
During the term of this Note, interest shall accrue on the unpaid principal balance at a variable rate of interest per annum, which shall be adjusted on a daily basis, equal to two hundred (200) basis points in excess of the "prime rate" published in The Wall Street Journal (the "Interest Rate"); provided, however, that at no time shall the Interest Rate applicable under this Note be less than Seven and One-Half Percent (7.5%) per annum (regardless of how low the said "prime rate" falls). All interest shall be calculated on the basis of a 360-day year. Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, the variable rate of interest on the obligations evidenced hereby shall change automatically without notice to Maker with each change in the "prime rate." If The Wall Street Journal prime rate is discontinued as a standard or becomes unascertainable, then the interest rate as used hereinabove shall be the "prime rate" as published from time to time by Bank of America, N.A., Charlotte, North Carolina.

(c)
During any Covenant Default Quarter, as defined in Section 19(a) of this Note, interest due under this Note shall be calculated at the Interest Rate plus two hundred (200) basis points; provided that in no event shall the interest rate during such Covenant Default Quarter be less than Ten Percent (10%) ("Covenant Default Interest Rate").

(d)
During any Asset Ratio Default Quarter, as defined in Section 19(b) of this Note, interest due under this note shall be calculated at the Interest Rate plus fifty (50) basis points; provided that in no event shall the Interest Rate during such Asset Ratio Default Quarter be less than Eight Percent (8%) ("Asset Ratio Default Interest Rate").

3.	Minimum Annual Payments.

(a)
Notwithstanding anything to the contrary, on September 29, 2010, Maker shall pay to Holder an amount equal to the difference between (i) Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) and (ii) the sum of all principal payments made by Maker to Holder pursuant to Section 1(b) above or otherwise pursuant to this Note.

(b)
Notwithstanding anything to the contrary, on September 29, 2011, Maker shall pay to Holder an amount equal to the difference between (i) Seven Million Five Hundred Thousand Dollars ($7,500,000.00) and (ii) the sum of all principal payments made by Maker to Holder pursuant to Section 1(b) above, or otherwise pursuant to this Note.

4.
Maturity. Notwithstanding anything contained herein to the contrary, this Note shall mature on September 29, 2012, and all outstanding amounts due and payable under this Note shall be immediately due and payable on the date of maturity.

5.
Prepayment. Except for the payments referred to in Sections 1(b)(i) - 1(b)(vi) and 3 above or pursuant to an acceleration of this Note pursuant to Section 8 below, Maker shall not be entitled to prepay any principal outstanding under this Note in whole or in part prior to the Maturity Date.

6.
Application of Payments. Other than with respect to the mandatory principal payments required to be made under Section 3 above, which shall be applied to principal, any prepayment shall be applied first to unpaid accrued interest, if any, and then to the outstanding principal.

7.	Event of Default. An event of default ("Event of Default") means the occurrence of any of the following events:

(a)	Any failure to pay in full any payment when due hereunder;

(b)
Any breach by Maker of its covenants, agreements or obligations under this Note or under any security instrument or collateral assignment executed by Maker in favor of Holder and securing this Note, which breach is not cured (if such breach is capable of being cured) within ten (10) days after the date Holder gives written notice of such breach to Maker; provided, however, that the failure of Maker to comply with any of the covenants listed in Sections 18(a)(i) through Section 18(a)(iv) of this Note shall not constitute an Event of Default so long as Holder pays each monthly interest payment at the Covenant Default Interest Rate or the Asset Ratio Default Interest Rate, as applicable;

(c)	Any breach by any guarantor of the obligations evidenced by this Note (a "Guarantor") or any guaranty agreement executed in favor of Holder;

(d)
A proceeding being filed or commenced against Maker for dissolution or liquidation which is not dismissed within sixty (60) days of filing, or Maker voluntarily or involuntarily dissolving or being dissolved;

(e)
The appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, or an assignment for the benefit of creditors by, or the filing of a petition under any bankruptcy, insolvency or debtor's relief law or for any adjustment of indebtedness, composition or extension by or against Maker or any guarantor of this Note; or

(f)
The occurrence of a "change of control" with respect to Maker or any Guarantor. For purposes of this Section 7, a "change of control" shall mean any "person" or "group" (as such terms are used in Sections 13(D) and 14(D) of the Securities and Exchange Act of 1934, as amended) shall own, directly or indirectly, 20% or more of the voting capital stock of Maker or Guarantor other than as currently in place as of the date hereof, the sale or transfer by Maker or any Guarantor of all or substantially all of its assets in one or more series of transactions, the merger or other business combination of Maker or any Guarantor with or into any other person or entity, or the resignation or removal of 50% or more of the members of the board of directors of Maker or any Guarantor currently serving as of the date hereof.

8.
Right to Accelerate; Default Interest Rate.  Upon the occurrence of an Event of Default, Holder shall have the immediate right to accelerate the outstanding indebtedness under this Note and declare all such sums immediately due and payable without any further action or notice to Maker whatsoever as well as to exercise any and all other remedies available to Holder of any nature whatsoever. Upon such acceleration, interest shall accrue on all of the outstanding indebtedness at the default interest rate ("Default Interest Rate"), which shall be an interest rate equal to the greater of (i) the Interest Rate plus Four Percent (4%) or (ii) Twelve Percent (12%) per annum, determined daily, from the date of acceleration until repaid.

9.
Collection Costs and Attorney's Fees. Time is of the essence of this Note and each term, provision and covenant herein. In the event this Note is placed in the hands of an attorney for collection (whether suit be brought or not), the Maker hereof shall pay on demand all reasonable costs and expenses incurred by the Holder arising therefrom, including reasonable attorney's fees and expenses.

10.
Waivers. The Maker and all endorsers and Guarantors hereof, if any, and all others who may become liable for all or any part of the obligations referenced hereunder each severally waives presentment for payment, demand for payment, protest and notice of nonpayment, and any and all other notices and demands which may be required by applicable law. Failure to accelerate the indebtedness evidenced hereby by reason of an occurrence of an event of default or the acceptance of a past due payment shall not be construed as a novation of this Note or a waiver of the right of Holder to thereafter insist upon strict compliance with the terms of this Note without previous notice of such intention given to Maker.

11.
Notices. All notices and other communications required or permitted to be given hereunder or by reason of this Note shall be in writing and shall be deemed to have been properly given when delivered in person, when received by facsimile or e-mail, when delivered by nationally recognized overnight courier, or five (5) days after being deposited in the U.S. Mail, certified mail, return receipt requested, postage prepaid, to the parties addressed to their addresses for notice listed above.

12.
Assignment; Binding Effect.  Maker may not assign or delegate any of its rights, duties or obligations under this Note without the prior written consent of Holder. Holder may assign from time to time all or part of this Note or participations in this Note without Maker's consent. This Note shall inure to the benefit of and be binding upon the respective successors, estates, heirs, legal representatives and permitted assigns of the parties hereto.

13.
Severability. Whenever possible, each provision of this Note, or subpart thereof, shall be interpreted so as to be valid and effective under applicable law, but if any provision of this Note, or subpart thereof, shall be prohibited or invalid under applicable law, that provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of this Note.

14.
Choice of Law/Jurisdiction. It is the intention of the parties hereto that the terms of this Note are to be construed in accordance with and governed by the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof. Maker agrees that any legal action or proceeding with respect to this Note may be brought in the federal or state courts of Chatham County, State of Georgia, all as Holder may elect. By execution of this Note, Maker hereby submits to the jurisdiction and venue of said courts, hereby expressly waiving any defense of personal jurisdiction or improper venue. Nothing herein shall affect the right of Holder to commence legal proceedings or otherwise proceed against Maker in any other jurisdiction or to serve process in any manner permitted or required by law.

15.
Savings Clause/Headings/Entire Agreement/Waivers. If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this note that is in excess of the limit of such validity, but such obligation shall be fulfilled to the limit of such validity. The paragraph headings or captions appearing in this Note are for convenience only, are not part of this Note and are not to be considered in interpreting this Note. This Note and all exhibits and documents incorporated herein by reference constitute the entire and complete agreement between the parties hereto and supersede any prior oral or written agreement between the parties with respect to the obligations and covenants contemplated hereunder. It is expressly agreed that there are no verbal understandings or agreements which in any way change the terms, covenants, and conditions herein set forth, and that no modification of this Note and no waiver or release of any obligation or right of any party hereto shall be valid and enforceable unless made in writing and duly executed by all parties hereto.

16.
Security. Maker's performance under this Note is secured by (a) the unconditional guaranty of even date herewith executed by Maker's parent company, The Savannah Bancorp, Inc., a Georgia corporation, in favor of Holder, and (b) the Security Agreement.

17.	Closing Costs. All closing costs associated with the loan contemplated hereby, including Holder's reasonable attorneys' fees, shall be paid by Maker.

18.
Reporting Requirements. Maker shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with generally accepted accounting principles, consistently applied. During the term of this Note, Maker shall provide Holder with the following reports:

(a)
Quarterly Non-Default Certificate. Maker shall deliver within thirty (30) days following the end of each calendar quarter, a certificate in the form attached hereto as Exhibit D (the "Non-Default Certificate"), signed by Maker or by its principal financial officer to the effect that no event of default as specified herein or any event which, upon notice or lapse of time or both, would constitute such an Event of Default, has occurred and that Maker is in compliance with each of the following financial covenants listed below in Sections 18(a)(i) through 18(a)(iv).

(i)
Loan-to-Value Ratio. On the last day of each calendar quarter during the term of this Note, Maker shall have and maintain a loan-to-value ratio of at least 1.00:1.00. "Loan-to-value ratio" will be calculated by dividing (A) the fair market value of the sum of Collateral OREO and the Collateral Notes, as determined in accordance with all rules and regulations promulgated by any governmental or regulatory authority with respect to any national bank, including, without limitation, the Office of the Comptroller of the Currency and the Georgia Department of Banking and Finance, by (B) the outstanding principal balance of this Note. The Non-Default Certificate shall reflect the fair market value of each piece of Collateral OREO and each Collateral Note as of the last day of the immediately preceding calendar quarter.

(ii)
Well-Capitalized Status. The Savannah Bank, N.A. and Bryan Bank & Trust shall each maintain a well-capitalized status as determined by the Office of the Comptroller of the Currency as to The Savannah Bank, N.A. and the Georgia Department of Banking and Finance as to Bryan Bank & Trust. The Non-Default Certificate shall include evidence of compliance of The Savannah Bank, N.A. and Bryan Bank & Trust with this Section 18(a)(ii).

(iii)
Non-Performing Assets Ratio. On the date of this Note and on the last day of each calendar quarter during the term of this Note, the amount of non-performing assets of The Savannah Bancorp, Inc., on a consolidated basis, as set forth on The Savannah Bancorp, Inc.'s financial statements provided to the Securities and Exchange Commission (the "SEC") in connection with the filing of The Savannah Bancorp, Inc.'s quarterly and annual reports pursuant to the Securities and Exchange Act of 1934, as amended (the "Non-Performing Assets Ratio"), shall not exceed Four and Three-Quarters Percent (4.75%) of the total assets of The Savannah Bancorp, Inc., on a consolidated basis. Within five (5) days of the filing of each quarterly and annual report by The Savannah Bancorp, Inc. with the SEC, Maker shall provide a copy of each such filing to Holder together with the Non Default Certificate certifying compliance with this Section 18(a)(iii).

(iv)
Dividend Ratio. During the term of this Note, dividends paid out by The Savannah Bancorp, Inc. to its shareholders during each calendar quarter shall not exceed Fifty Percent (50%) of the after-tax net income of The Savannah Bancorp, Inc. and its subsidiaries, per the Statement of Operations contained in its form 10-Q or 10-K filed with the SEC with respect to the immediately preceding calendar quarter.

(b)
Monthly Activity Report. Maker shall deliver within ten (10) days following the end of each calendar month, a certificate in the form attached hereto as Exhibit C (the "Monthly Activity Report"), signed by Maker or by its principal financial officer setting forth a written summary of all activity relating to Collateral OREO and Collateral Notes during the immediately preceding calendar month, as well as all disclosures required of Maker pursuant to Section 1(b) supra. Maker shall include with the Monthly Activity Report the internally produced financial statements of SAVB Holdings, LLC.

19.	Covenant Default.

(a)
In the event that Maker fails to comply with any of the covenants listed in Section 18(a)(i) through Section 18(a)(iv) or is unable to make the certifications required with respect to such covenants in its Non-Default Certificate (other than a failure described in Section 19(b) below), the entire calendar quarter in which such Non-Default Certificate is delivered to Maker shall be deemed a covenant default quarter ("Covenant Default Quarter").  In the event that Maker is unable to certify compliance with the covenant contained in Section 18(a)(iv) regarding dividends paid by The Savannah Bancorp, Inc. to its shareholders (the "Excess Dividend Covenant"), then the entire calendar quarter in which the Excess Dividend Covenant is breached (the "Excess Dividend Quarter") shall be deemed to be a Covenant Default Quarter.  In addition, Maker shall pay to Holder, on the date which Maker sends to Holder the Non-Default Certificate which discloses the breach of the Excess Dividend Covenant, an amount equal to the difference between (x) the total amount of interest which would have been due under this Note had the Covenant Default Interest Rate been in effect from the first day of the Excess Dividend Quarter until the date such payment is made (the "Retroactive Interest Payment Period") and (y) the amount of interest Maker has actually paid during the Retroactive Interest Payment Period.

(b)
In the event Maker complies with each of the covenants listed in Sections 18(a)(i), (ii), and (iv), but fails to comply with the covenant listed in Section 18(a)(iii), and the Non-Performing Assets Ratio does not exceed Five and One-Quarter Percent (5.25%), the entire calendar quarter in which such Non-Default Certificate is delivered to Maker shall be deemed an asset ratio default quarter ("Asset Ratio Default Quarter").

20.
Negative Pledge. During the term of this Note, Maker shall provide Holder with notice of any sale or payment of any Collateral Note or Collateral OREO and the principal payment to Holder with respect to such sale or payment must be the greater of (A) the net sales proceeds from such sale or (B) the stated value of that asset on Maker's most recent financial statement which sets forth the value of the asset sold; provided that the Holder has the right, in its sole discretion, to fully collateralize the Note by filing mortgages/debt deeds on all of the Collateral OREO and taking possession and an assignment of the Collateral Notes if it deems itself insecure at any time prior to the payoff of the obligations evidenced by the Note. During the term of this Note, Maker shall not grant any person or entity other than Holder a security interest in any of Maker's assets.

21.
Waiver of Right to Trial by Jury.   THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE UNDERSIGNED OR HOLDER WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE; AND THE UNDERSIGNED HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT THE UNDERSIGNED OR THE HOLDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE UNDERSIGNED TO THE WAIVER OF THE RIGHT OF THE UNDERSIGNED TO A TRIAL BY JURY.

IN WITNESS WHEREOF, this Note has been executed under seal as of the date first set forth above, as follows:

Signed, sealed and delivered in the                                                                                     SAVB HOLDINGS, LLC,
presence of:                                                                                                                              as Maker

________________________                                                                           By: _/s/ John C. Helmken II_
Witness                                                                                                                            John C. Helmken II, as Manager

_________________________                                                                           Attest: _/s/ R. Stephen Stramm_
Notary Public                                                                                                                   R. Stephen Stramm, as Manager